Exhibit 10.1

MASTER SERVICES AGREEMENT

This Master Services Agreement (the “Agreement”) is made and entered into as of June 17, 2016 (the “Effective Date”), by and between GlobalLogic Inc., a Delaware corporation, with offices at 1741 Technology Drive, 4th Floor, San Jose, California 95110, USA (“GlobalLogic”) and Violin Memory Inc., with offices at 4555 Great America Parkway, Santa Clara, CA 95054, USA (“Client” or “Violin Memory”), (each a “Party” and collectively the “Parties”). All exhibits or attachments hereto, including the General Terms and Conditions (and all exhibits thereto) are hereby made a part of this Agreement.

Client Information

Administrative Contact:	Point of Contact for Notices:

Name:	Name:	Gary Lloyd

Title:	Title:	General Counsel

Phone:	Phone:	+1 650 396-1523

Fax:	Fax:

Email:	Email:	garylloyd@vmem.com

GlobalLogic Information

Point of Contact for Notices:

ATTN:	Legal Department

Email:	legalnotice@globallogic.com

Phone:	408-273-8900

IN WITNESS WHEREOF, the duly authorized representatives of the Parties execute this Agreement as of the Effective Date.

GlobalLogic Inc.		Client: Violin Memory, Inc.

Signature:	/s/ Zaheer Allam	Signature:	/s/ Gary Lloyd

Name:	Zaheer Allam	Name:	Gary Lloyd

Title:	CDO, Engineering	Title:	VP, General Counsel & Secretary

MASTER SERVICES AGREEMENT – Cover Page

GlobalLogic Inc.

GENERAL TERMS AND CONDITIONS

I. DEFINITIONS

1.1 “Confidential Information” means all information disclosed by a party (the “Disclosing Party”) to the other party (the “Receiving Party”) relating to the Disclosing Party’s (including it’s parent, subsidiary and affiliate’s) products, services, trade secrets, technical information, marketing plans, recruitment processes, customers, personnel information, financial data, proprietary information, business forecasts and strategies, transactions, computer programs, manuals, source code, object code, technical drawings and algorithms, supplier or potential supplier names, customer or potential customer names, business contacts, employee and contractor information, know-how, formulae, methods of doing business, proprietary processes, ideas, inventions, (whether patentable or not), schematics and other technical, business, Client and product development plans, forecasts, strategies and information).

1.2 “Change Order” means a mutually agreed written amendment to a Statement of Work, which is executed and dated by the parties and effective from such date of execution.

1.3 “Client Work Product” means, collectively, all Deliverables (as defined below), exclusive of any Reserved Technologies, GlobalLogic Retained IP and/or GlobalLogic Velocity Toolset, embodied therein or practiced thereby.

1.4 “Deliverables” mean any preliminary, interim or final software program, item, material, report, system to be provided by GlobalLogic to Client under the terms and conditions of this Agreement. Deliverables shall also include source code pertaining to the items in this Section.

1.5 “GlobalLogic Retained IP” means the following: (i) ‘Goliath’: Reference architecture and reference implementation(s) of a general-purpose framework for IoT applications; (ii) ‘Nautilus’: Reference architecture, design and implementation of a hypervisor-based automotive software platform; and (iii) ‘Android OS Proactive Port’: Porting of Android operating system to specific processor architecture(s).

1.6 “GlobalLogic Velocity Toolset” means GlobalLogic’s pre-existing proprietary toolset (including any updates, upgrades or other modifications) operated by GlobalLogic and made available to Client to facilitate management of Agile product development.

1.7 “Intellectual Property Rights” means all (i) copyrights and other rights associated with works of authorship, including without limitation all exclusive exploitation rights, moral rights and mask-works, (ii) trademarks, trade names, logos and service marks, (iii) trade secrets and know-how, (iv) patents, designs and algorithms, (v) all other intellectual property and proprietary rights of every kind and nature now or hereafter recognized in any country or jurisdiction in the world and however designated, whether arising by operation of law, contract, license or otherwise, (vi) with respect to any particular information, all rights in such information under applicable law, including, without limitation, all of the foregoing Intellectual Property Rights and rights under any other law that gives a person, independent of contract, a right to control or preclude another person’s use of or access to the information on the basis of the rights holder’s interest in the information; and (vii) all registrations, applications, renewals, extensions, continuations, divisions or reissues of any of the foregoing, now or hereafter recognized in any country or jurisdiction in the world.

1.8 “Pre-Existing Materials” means any materials, methodology, process, technique, code, information, inventions, procedures, technology and know-how created, developed, licensed, or otherwise acquired by GlobalLogic independent of this Agreement and the Services to be rendered hereunder which are not based upon and do not incorporate any Client Confidential Information or any Intellectual Property Rights of Client.

1.9 “Reserved Technology” means all (i). Pre-Existing Materials developed by GlobalLogic that do not embody in any manner and are not derived from Client’s Confidential Information or Intellectual Property, and (ii), developed by GlobalLogic outside the scope and independently of this Agreement and are not derived from Client’s Confidential Information or Intellectual Property.

1.10 “Services” means the services to be performed or which are actually performed by GlobalLogic under this Agreement.

1.11 “Statement of Work” means written work orders which contain terms including but not limited to requirements and specifications, delivery and performance schedules, fees and expenses, Deliverables, and Parties’ technical points of contact for Services on an ongoing basis. Upon mutual, written acceptance of a work order by Parties, such work order will be a “Statement of Work or SOW”.

2. PERFORMANCE OF SERVICES

2.1 Performance of Services. GlobalLogic will perform Services in a professional and workmanlike manner in accordance with commercially reasonable industry standards and the terms of this Agreement and each Statement of Work. Except as otherwise expressly set forth in a Statement of Work, GlobalLogic will provide, at its own expense, a place of work and all equipment and tools stated to be free of charge in Exhibit F.

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2.2 Changes to Services.

2.2.1 Change Proposals. Upon the receipt of a proposal from Client to change the terms of a Statement of Work (a “Change Proposal”), GlobalLogic will promptly provide (a) an impact analysis of such Change Proposal and (b) its financial impact (if any) and (c) GlobalLogic’s written acceptance or rejection of the proposal. Client understands and agrees that GlobalLogic has no obligation to accept any Change Proposal materially altering the original terms and conditions of the Statement of Work or are otherwise commercially unreasonable.

2.2.2 Change Orders. If a Change Proposal is mutually agreed upon by Parties, it shall be signed by Parties in the form of a Change Order as defined in Section 1.2.

2.3 Team Performance Standards. Services rendered by GlobalLogic on a time and materials basis by the Lab team, as defined below, will comply in all material respects with a Service Level Agreement (“SLA”) as mutually agreed upon in writing by the Parties. The SLA adopted by the Parties shall be appended to this Agreement as Exhibit E. With respect to Services rendered by GlobalLogic on a time and materials basis only, a “Material Performance Deficiency” means a failure to comply with SLA commitments. Client may report a Material Performance Deficiency within thirty (30) days of such Material Performance Deficiency, by sending a Notice in the manner described in Section 10.6, which Notice shall specify the nature, time, and impact of any purported Material Performance Deficiency. In the event of a Material Performance Deficiency, GlobalLogic shall, acting in good faith, reduce payments to the extent of the impact of a material deficiency on the product’s functionality. More than three (3) Material Performance Deficiencies within a two (2) month period shall be deemed a material breach of the Agreement.

2.4 Personnel. With respect to any employees or subcontractors who perform the Services on behalf of GlobalLogic, GlobalLogic will comply with the requirements set forth in the attached Exhibit H with respect to such employees or subcontractors.

3 COMPENSATION; FINANCIAL TERMS

3.1 Fees. Subject to the terms and conditions of this Agreement, Client will pay GlobalLogic the undisputed fees for the resources engaged pursuant to the plan set forth in Exhibit B or as specified in a Statement of Work, as applicable (“Fees”). GlobalLogic’s applicable pricing and reimbursement policies are set forth in Exhibit A and Exhibit D, respectively, as such Exhibit may be updated from time to time by GlobalLogic with at least sixty (60) days prior written notice to Client.

3.2 Expenses. Unless expressly provided otherwise in Exhibit D or an applicable Statement of Work, GlobalLogic will be solely responsible for all expenses incurred by any of its employees or agents in connection with performing the

Services or otherwise performing its obligations under this Agreement.

3.3 Invoicing. Unless otherwise expressly provided in the applicable Statement of Work, (a) GlobalLogic will submit invoices to Client on a monthly basis, generally on the last day of each calendar month, for Services performed during the applicable period (b) payment to GlobalLogic of Fees and expenses will be due forty-five (45) calendar days from the date of the invoice for such Fees and expenses. In the event Client disputes any Fees or expenses, Client shall provide written notice to GlobalLogic of such dispute within fifteen (15) days of the invoice date, which notice shall specify the disputed items and Client’s basis for its dispute.

3.4 Payment. Payment may be made either by bank wire transfer to GlobalLogic’s bank in the United States of America or by bank draft made payable to GlobalLogic. In the case of payment by wire transfer, the wire instructions are as follows:

Bank Name:	Bank of America N.A.
Bank account name:	GlobalLogic
Account No.:	1499982858
Payment by ACH.:	ABA is 12200030
Payment by wire.:	ABA is 026009593
Swift code.:	BOFAUS3N

Comments:	[Please Reference GlobalLogic and Invoice Number]

3.5 Taxes. All amounts payable under this Agreement shall exclude all applicable sales, use and other taxes and all applicable export and import fees, customs duties and similar charges arising out of the performance of the Services. Client will be responsible for payment of all such taxes (other than taxes based on GlobalLogic’s income or employment taxes), fees, duties and charges, and any related penalties and interest, arising from the payment of any Fees under this Agreement or the delivery of any Services under this Agreement. Client will make all payments required under this Agreement to GlobalLogic free and clear of, and without any reduction for, any withholding taxes. Any such taxes imposed on any payments to GlobalLogic under this Agreement will be Client’s sole responsibility, and Client will, upon GlobalLogic’s request, provide GlobalLogic with official receipts issued by the appropriate taxing authority, or such other evidence and GlobalLogic may reasonably request, to establish that such taxes have been paid.

3.6 Late Payments; Interest. Any outstanding balance of any fee or other amount payable under this Agreement unpaid when due will accrue interest at one percent (1.0%) per month or the maximum rate permitted by applicable law, whichever is less, from the due date until paid.

3.7 Client Representation. Client represents that it has the financial viability to fulfill its obligations under this Agreement. In the event Client is no longer a publicly traded entity, GlobalLogic reserves the right to request financial statements of Client no more than on a half yearly basis and with forty-five (45) days’ notice.

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3.8 Special terms Related to Services Provided on a “Time and Materials” Basis. The following terms shall apply only to Services provided on a “time and materials” basis.

3.8.1 Annual Review of Relationship. All billing rates established herein or in a Statement of Work are subject to an annual increase of four point twenty-five percent (4.25%), effective on each yearly anniversary of the effective date of this Agreement or Statement of Work, as applicable, and as mutually agreed upon by the Parties. The rate changes will first be reflected in invoices for the month following each such anniversary.

3.8.2 Promotion and Seniority of Team Members. GlobalLogic, with sixty (60) days’ notice to Client, may increase the billing rate in the event of a promotion or seniority change to any team member that places such team member into a different billing bracket. However, notwithstanding the foregoing, Violin shall be given a thirty (30) day grace period in which the higher billing bracket shall not apply in the event GlobalLogic promotes or makes a seniority change to more than twenty (20%) of the dedicated team members consistent with the Resourcing Plan. In lieu of paying the increased rate for a team member under this Section 3.8.2, Client may instead elect to adjust the team composition to maintain a team experience and billing level approximately constant.

3.8.3 Lab Team Ramp-Up; Ramp-Down; Transfer

A. Ramp-Up. The minimum anticipated headcount for the Lab is set forth in the Resourcing Plan attached as Exhibit B.

B. Ramp-Down. If Client elects to reduce the team size set forth in Exhibit B or in any Statement of Work, Client shall provide a “ramp-down” Notice in writing to GlobalLogic in the manner described in the table below; provided that, except for a termination of the Agreement pursuant to Section 9.3, Client shall not have the right to decrease the size of the Lab team until the one-year anniversary of the Effective Date:

Number of individuals the team is being reduced by	Corresponding Ramp down Notice Period (Calendar Days)
1 – 5	30
6 – 20	60
20+	90

Client may give Notice simultaneously in each bracket, to reduce the team gradually over time. In the event such Notice is not provided, and the team is reduced immediately, Client will be invoiced for 75% of what the billing for these individuals would be under the Statement of Work and for the duration of the Notice period. Except in the case of simultaneous Notices as permitted in this paragraph, Client may only provide one “ramp-down” notice in any given thirty (30) day period.

3.9 Insurance. During the term of this Agreement, GlobalLogic agrees to keep in full force and effect: (a) comprehensive general liability insurance in an amount not less than $2,000,000 per occurrence for bodily injury, death, and property damage and (b) workers’ compensation insurance in an amount no less than that required by applicable law. Upon Client’s request, GlobalLogic shall give Client certificates or other evidence of such insurance. GlobalLogic will also maintain insurance in a form and amount prudent for its business and to adequately cover the any damage or loss to any tangible Client Materials in GlobalLogic’s possession. GlobalLogic shall promptly notify Client if there is a material reduction in Global Logic’s insurance.

4. CONFIDENTIALITY

4.1 Use and Disclosure. During the term of this Agreement, each Receiving Party will (a) hold all Confidential Information of the Disclosing Party in strict trust and confidence, (b) refrain from using or permitting others to use such Confidential Information in any manner or for any purpose not expressly permitted or required by this Agreement, (c) refrain from disclosing or permitting others to disclose any such Confidential Information to any third party without obtaining the Disclosing Party’s express prior written consent on a case-by-case basis, and (d) limit disclosure of the Confidential Information to employees or agents of the Receiving Party who have a reasonable need to have such Confidential Information in connection with the performance of the Services. To the extent a Party has disclosed information that constitutes a trade secret under law; the Receiving Party agrees to protect such trade secret for so long as the information qualifies as a trade secret under applicable law, notwithstanding the expiration of the foregoing.

4.2 Exceptions. The obligations set forth in Section 4.1 will not apply with respect to any Confidential Information that: (a) the Receiving Party lawfully knew prior to the Disclosing Party’s first disclosure to the Receiving Party, (b) a third party rightfully disclosed to the Receiving Party free of any confidentiality duties or obligations, (c) is, or through no fault of the Receiving Party has become, generally available to the public, or (d) is independently developed by the Receiving Party without use of or reference to the Disclosing Party’s Confidential Information. Additionally, the Receiving Party will be permitted to disclose Confidential Information to the extent that such disclosure is expressly approved in writing by the Disclosing Party, or is required by law, subpoena, or court order, provided that the Receiving Party immediately notifies the Disclosing Party in writing of such required disclosure, if legally permitted to do so, and cooperates with the Disclosing Party, at the Disclosing Party’s reasonable request and expense, in any lawful action to contest or limit the scope of such required disclosure, including filing motions and otherwise making appearances before a court. Furthermore,

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either party may provide a copy of this Agreement or otherwise disclose its terms in connection with any legal or regulatory requirement, financing transaction, or due diligence inquiry.

4.3 Return. Upon the Disclosing Party’s request and upon any termination or expiration of this Agreement, the Receiving Party will promptly (a) return to the Disclosing Party or, if so directed by the Disclosing Party, destroy all tangible embodiments of the Confidential Information (in every form and medium), (b) permanently erase all electronic files containing or summarizing any Confidential Information except for those files residing in a Party’s archives or backup tapes kept in the ordinary course of business (which shall be subject to the ongoing confidentiality obligations of this Agreement), and (c) certify to the Disclosing Party in writing that the Receiving Party has fully complied with the foregoing obligations.

4.4 Cooperation. Each Receiving Party will notify and cooperate with the Disclosing Party in enforcing the Disclosing Party’s rights if the Receiving Party becomes aware of a threatened or actual violation of the Disclosing Party’s confidentiality requirements by a third party. Upon reasonable request by the Disclosing Party, the Receiving Party will provide copies of the confidentiality agreements entered into with its agents or independent contractors, which shall be no less restrictive than the confidentiality obligations between Parties under this Agreement.

4.5 Remedies. The Receiving Party acknowledges that monetary damages may not be a sufficient remedy for unauthorized disclosure of Confidential Information and that the Disclosing Party shall be entitled, without waiving any other rights or remedies, to such injunctive or equitable relief as may be deemed proper by a court of competent jurisdiction, without the need to post a bond.

5. INTELLECTUAL PROPERTY AND PROPRIETARY RIGHTS

5.1 Ownership of Deliverables. Upon payment to GlobalLogic and subject to the terms and conditions of this Agreement, ownership and all right, title and interest in and to all Client Work Product will be transferred to Client. Subject to the terms and conditions of this Agreement, and to the extent permitted by applicable law, all such Client Work Product shall be considered “works for hire,” provided that, to the extent that any of the foregoing may not be deemed a “work for hire,” or in the event that Client may not, by operation of law, be deemed to own any such Client Work Product, GlobalLogic agrees to assign to Client, and to the extent permitted by applicable law does hereby assign to Client, all right, title and interest in and to such Client Work Product and all Intellectual Property Rights embodied therein or practiced thereby.

5.2 Ownership of Client Materials. Any and all technology, code, information, documentation, or materials provided by Client to GlobalLogic in connection with GlobalLogic’s performance of the Work, including, without limitation, product materials, product and business information of Client, and software programs (collectively, “Client Materials”), together with all Intellectual Property Rights therein, are and shall be owned by, and shall be the sole and exclusive property of, Client.

5.3 License to Client Materials. Client hereby grants to GlobalLogic a worldwide, royalty-free, nonexclusive, limited license to use the Client Materials for the sole purpose of GlobalLogic’s performance of the Services pursuant to a Statement of Work. Except as is expressly permitted in a Statement of Work to produce Deliverables, GlobalLogic shall not directly or indirectly (a) use any of the Client Materials to develop any software or documentation that is similar to (or replicates the functionality of) any Client Materials, (b) disassemble, decompile, reverse engineer, modify, translate or otherwise make any attempt to discover any Client source code or underlying organization, structures, ideas or algorithms of Client software (except and only to the extent these restrictions are expressly prohibited by applicable law), (c) encumber, rent, lease, sublicense, distribute or transfer any Client Materials, (d) copy, adapt, combine, create derivative works of, translate, localize, port or otherwise modify any Client Materials, (e) use the Client Materials, or allow the transfer, transmission, export or re-export of all or any part of the Client Materials or any product thereof, in violation of the provisions of Section 10.12 of this Agreement, or (f) permit any third party to do or attempt to do any of the foregoing.

5.3 Reserved Technologies.

5.3.1 License to Reserved Technologies. Subject to the terms and conditions of this Agreement, GlobalLogic hereby grants to Client, under all of GlobalLogic’s Intellectual Property Rights in the Reserved Technologies used in the Services provided under this Agreement, a non-exclusive, perpetual, irrevocable, worldwide, fully paid, royalty free license in and to all Reserved Technologies to the extent embodied in, practiced by and used in conjunction with any Deliverables provided under this Agreement. For the sake of clarity, the foregoing license shall include the rights to use, reproduce, publicly display, publicly perform, distribute copies of, prepare derivative works based upon and, if applicable, to make, have made, offer to sell or rent, sell, rent, import and/or practice any and all such Reserved Technologies to the extent embodied in or practiced by any Deliverable provided under this Agreement, which rights shall be fully sub-licensable by Client in its discretion. Any rights granted to Client under this Section are also subject to §43a of the Lanham Act.

5.3.2 Reservation of Certain Intellectual Property Rights. Subject to the license granted by the preceding paragraph, GlobalLogic reserves all rights that are not expressly granted in this Agreement with respect to the Reserved Technologies and all Intellectual Property Rights associated with the Reserved

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Technologies. Client acknowledges that the foregoing license is strictly non-exclusive and that GlobalLogic may use the Reserved Technologies for any purpose in GlobalLogic’s discretion.

6 REPRESENTATIONS AND WARRANTIES

6.1 General. GlobalLogic represents, warrants, and covenants that:

(a) GlobalLogic has full right, power, and authority to enter into and perform this Agreement without the consent of any third party, including the right to grant all licenses granted by GlobalLogic in this Agreement; and

(b) GlobalLogic will comply with all laws, regulations, and ordinances applicable to GlobalLogic’s performance of the Services and its other obligations under this Agreement, including export control laws, and has obtained (or before performing the Services will obtain) all governmental permits and licenses required for GlobalLogic to perform the Services and its other obligations under this Agreement; and

(c) GlobalLogic will make ensure that all deliverables are free of harmful viruses, time bombs, and other disruptive mechanisms. Additionally, GlobalLogic will perform the Services under this Agreement in a timely, professional, and workmanlike manner in accordance with the standards of the industry; and

(d). All Services will be rendered by professionals who possess the required qualifications to perform work outlined in the applicable Statement of Work;

(e) GlobalLogic will perform the Services in compliance with the Statement(s) of Work; and

(f) Client understands that Services do not include patent searches or other intellectual property review of Client specifications, instructions or Deliverables. No Deliverable shall, to GlobalLogic’s knowledge and based on the foregoing, constitute an infringement or misappropriation of any third party’s Intellectual Property Rights (except patents).

6.2 Disclaimer of Warranty. EXCEPT FOR THE EXPRESS WARRANTIES SET FORTH IN SECTION 6.1 ABOVE, NEITHER PARTY MAKES ANY REPRESENTATIONS AND GRANTS NO WARRANTIES, EXPRESS OR IMPLIED, EITHER IN FACT OR BY OPERATION OF LAW, BY STATUTE OR OTHERWISE, AND BOTH PARTIES SPECIFICALLY DISCLAIM ANY OTHER WARRANTIES, WHETHER WRITTEN OR ORAL, OR EXPRESS OR IMPLIED.

6.3 Essential Basis. The parties acknowledge and agree that the disclaimers, exclusions and limitations of liability set forth in Sections 6 and 7 form an essential basis of this Agreement, and that, absent any of such disclaimers, exclusions or limitations of liability, the terms of this Agreement, including without limitation the economic terms, would be substantially different.

7 LIMITATION OF LIABILITY

IN NO EVENT WILL EITHER PARTY BE LIABLE TO THE OTHER PARTY FOR LOST PROFITS, LOSS OF DATA, OR FOR ANY SPECIAL, INDIRECT, INCIDENTAL, CONSEQUENTIAL OR PUNITIVE DAMAGES, HOWEVER CAUSED, ON ANY THEORY OF LIABILITY AND WHETHER OR NOT SUCH PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES, ARISING UNDER ANY CAUSE OF ACTION AND ARISING OUT OF THIS AGREEMENT OR UNDER ANY STATUTE OR LAW CONNECTED INDEPENDENTLY OF THIS AGREEMENT TO SUCH CAUSE OF ACTION. THIS LIMITATION UPON DAMAGES AND CLAIMS IS INTENDED TO APPLY WITHOUT REGARD TO WHETHER OTHER PROVISIONS OF THIS AGREEMENT HAVE BEEN BREACHED OR HAVE PROVEN INEFFECTIVE. NEITHER PARTY’S TOTAL CUMULATIVE LIABILITY IN CONNECTION WITH THIS AGREEMENT, WHETHER IN CONTRACT, TORT, STATUTE OR OTHERWISE, WILL EXCEED THE AGGREGATE AMOUNT OF FEES PAID OR PAYABLE BY CLIENT TO GLOBALLOGIC FOR THE SERVICES GIVING RISE TO THE CAUSE OF ACTION. THE FOREGOING LIMITATION SHALL NOT APPLY TO A PARTY’S BREACH OF SECTION 4, SECTION 8, OR GLOBALLOGIC’S BREACH OF SECTION 5.3.

8 INDEMNIFICATION

8.1 By GlobalLogic. GlobalLogic will indemnify and hold harmless Client and its affiliates, employees, directors, officers, and agents from and against any and all liabilities, losses, damages, costs, and other expenses (including attorneys’ and expert witnesses’ costs and fees) arising from or relating to any third party claim caused by (a) intentional misconduct of GlobalLogic or any of its employees, agents, or subcontractors in performing the Services, or (b) subject to 6.1(f) above, the alleged breach or infringement of any intellectual property right of a third party (other than patents), by the Deliverables or by Client’s use thereof as contemplated in this Agreement.

8.2 By Client. Client will indemnify GlobalLogic and its affiliates, employees, and agents from and against any and all liabilities, losses, damages, costs, and other expenses finally awarded (including reasonable attorneys’ fees) arising from or relating to any third party claim caused by (a) intentional misconduct of Client or any of its employees, agents, or subcontractors (excluding GlobalLogic) in connection with the Services, or (b) the alleged breach of any intellectual property right of a third party (other than patents) by GlobalLogic’s use as expressly permitted under this Agreement of any Client’s Intellectual Property Rights; provided, however, that no such obligation by Client shall arise if the claim arises from GlobalLogic’s Reserved Technology, Retained IP, or Velocity Toolset, or any other GlobalLogic Intellectual Property Rights.

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8.3 Procedures. In the event of any third-party claim, demand, suit, or action (a “Claim”) for which an indemnified party (or any of its affiliates, employees, or agents) is or may be entitled to indemnification hereunder, such indemnified party may, at its option, require the indemnifying party to defend such Claim at such indemnifying party’s sole expense. The indemnified party shall provide prompt written notice of any Claim to the indemnifying party. The indemnifying party may not agree to settle any such Claim without the indemnified party’s express prior written consent which shall not be unreasonably withheld. Without limiting the foregoing, the indemnified party shall be permitted, at its own expense, to participate in the defense of any claim under this Agreement by counsel of its own choice.

9 TERM; TERMINATION

9.1 Term. This Agreement shall commence on the Effective Date and shall continue in full force and effect for a period of three (3) years thereafter, unless terminated earlier as provided in Sections 9.2 or 9.3 below. The Agreement shall thereafter automatically renew for successive one (1) year terms, unless either Party provides written notice of its intent not to renew at least sixty (60) days prior to the end of the then current term, or unless terminated earlier as provided herein (the period during which this Agreement remains in effect, the “Term”).

9.2 Termination at Will. Either party may terminate this Agreement or any Statement of Work at any time with or without cause for its convenience, effective upon ninety (90) days’ notice to the other party.

9.3 Termination for Breach. Either party may, at its option, terminate this Agreement in the event of a material breach by the other party. Such termination may be effected only through a written notice to the breaching party, specifically identifying the breach or breaches on which such notice of termination is based. The breaching party will have the right to cure such breach or breaches within thirty (30) days of receipt of such notice, and this Agreement shall terminate in the event that such cure is not made within such thirty (30)-day period. The cure period for Client’s breach of payment provision shall be ten (10) calendar days. No cure period shall be required in the event of a party’s breach of Section 4 or GlobalLogic’s breach of Section 5.3.

9.3 Effects of Termination.

9.3.1 Survival. Sections 1, 4, 5, 6, 7, 8, 9.3 and 10 will survive any termination or expiration of this Agreement. Expiration or termination of this Agreement will not relieve the parties of any obligation accruing prior to such expiration or termination.

9.3.2 Return of Client Property. Upon termination of this Agreement or earlier as requested by Client, GlobalLogic will deliver to Client any and all documents, samples, and other materials in GlobalLogic’s possession or control that contain, summarize, or disclose any Work Product (in whatever stage of development or completion) or any Intellectual Property provided by or on behalf of Client. GlobalLogic shall, at

Client’s expense, also execute any patent, copyright and other documents of assignment, transfer or registration, and to provide such other assistance as Client may request to assist Client in obtaining, perfecting, evidencing or protecting its rights in the Deliverables.

9.3.3 Compensation. Upon termination of this Agreement by Client without cause for its convenience, unless the Statement of Work expressly provides otherwise, Client will pay GlobalLogic fees for all work performed up through the effective date of termination and will reimburse GlobalLogic for related expenses incurred by GlobalLogic before the effective date of such termination.

9.3.4 Transition Services. Upon termination of this Agreement for any reason (other than termination for Client’s breach of its payment obligations). GlobalLogic shall provide reasonable transition assistance as mutually agreed to upon the Parties for no less than forty-five (45) days as requested by Client to facilitate the orderly transfer of Services to Client or another service provider at a reasonable rate to be agreed to in a separate signed writing.

10 MISCELLANEOUS

10.1 Non-solicitation. Each party agrees not to employ, or solicit or seek to employ, any employee of the other party for a period of six months after the employee’s termination of employment, without the prior written consent of the other party. Upon breach of this Section 10.1 with respect to a particular employee, the party in breach shall pay to the other party liquidated damages equal to the greater of: (a) fifty percent (50%) of such employee’s annual hiring salary (converted to US Dollars), or (b) fifty thousand dollars (US$50,000.00). The parties agree that this amount is reasonable estimate of the costs and expenses that other party has incurred in recruiting and maintaining the hired person.

10.2 Independent Contractor Relationship. GlobalLogic’s relation to Client under this Agreement is that of an independent contractor. Nothing in this Agreement is intended or shall be construed to create a partnership, joint venture, or employer-employee relationship between Client and any of GlobalLogic’s employees or agents. GlobalLogic is not an agent of Client and is not authorized, and shall not represent to any third party that it is authorized to make any commitment or otherwise act on behalf of Client as its agent.

10.3 Governing Law; Venue. This Agreement is governed by the laws of the State of New York without reference to any conflict of laws principles that would require the application of the laws of any other jurisdiction. The United Nations Convention on Contracts for the International Sale of Goods does not apply to this Agreement. Both parties irrevocably consent to the personal jurisdiction of the state and federal courts located in New York county, New York for any suit or action arising from or related to this Agreement, and waives any right it may have to object to the venue of such courts.

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10.4 Severability. If any provision of this Agreement is, for any reason, held to be invalid or unenforceable, the other provisions of this Agreement will be unimpaired and the invalid or unenforceable provision will be deemed modified so that it is valid and enforceable to the maximum extent permitted by law.

10.5 Assignment. Each party may assign this Agreement to a successor in interest resulting from a merger, sale of stock or sale of all or substantially all of its assets. Subject to the foregoing, this Agreement may not be assigned, delegated, or otherwise transferred, in whole or in part, by operation of law or otherwise, by either party without the other party’s express prior written consent, such consent not to be unreasonably withheld. Any attempted assignment, delegation, or transfer in violation of the foregoing will be null and void.

10.6 Notices. Each Party must deliver all notices, consents, and approvals required or permitted under this Agreement in writing to the other Party at the address listed on the signature page by courier, by certified or registered mail (postage prepaid and return receipt requested), or by a nationally-recognized overnight carrier. Notice will be effective upon receipt or refusal of delivery. Each Party may change its address for receipt of notice by giving notice of such change to the other Party. Mail that is not registered or certified, email messages, facsimiles or verbal communications shall not be considered “Notice” for the purpose of this Section.

10.7 Force Majeure. If either party’s performance of any part of this Agreement, is prevented or delayed by a Force Majeure Event, that party will be excused from such performance to the extent it is necessarily prevented or delayed thereby. “Force Majeure Event” means an event beyond a party’s reasonable control, including without limitation, fire, flood, war or riot, acts of civil or military authority (including governmental priorities), embargo, severe weather, strikes or labor disputes or labor shortages.

10.8 Promotion Rights. Client and GlobalLogic acknowledge GlobalLogic, with the prior written consent of Client’s Chief Marketing Officer may publicize its consulting relationship with Client for the purpose of marketing and promotion, including by issuing a press release indicating the relationship or by mentioning such relationship on the GlobalLogic website (in each case by disclosing Client’s name, general information and/or a link to Client’s website).

10.9 Construction. Section headings are included in this Agreement merely for convenience of reference; they are not to be considered part of this Agreement or used in the interpretation of this Agreement. When used in this Agreement, “including” means “including without limitation.” No rule of strict construction will be applied in the interpretation or construction of this Agreement. In the event of any conflict between this Agreement and a Statement of Work, this Agreement will control unless the Statement of Work expressly refers to the Parties’ intent to alter the terms of this Agreement with respect to that Statement of Work.

10.10 Waiver. All waivers must be in writing and signed by the Party to be charged. Any waiver or failure to enforce any provision of this Agreement on one or more occasions will not be deemed a waiver of any other provision or of such provision on any other occasion.

10.11 Entire Agreement; Amendments. This Agreement is the final, complete, and exclusive agreement of the Parties with respect to the subject matter hereof and supersedes and merges all prior or contemporaneous communications and understandings between the Parties. No modification of or amendment to this Agreement will be effective unless in writing and signed by the Party to be charged.

10.12 Export Regulations. GlobalLogic agrees to provide all information, upon request, to Client at the time of delivery that is necessary for the determination of the Export Control Classification Numbers (ECCNs), Commodity Classification Automated Tracking System (CCATS) Numbers and/or Self Classification filing information for all Services performed or provided and delivered hereunder, in order that they will comply with the provisions of the Export Administration Regulations (15 C.F.R. §§ 730-774), promulgated under the authority of the Export Administration Act (“EAA”), 50 U.S.C. App. §§ 2401-2420 as amended), as well as any regulations or industry standards implementing the provisions of the law. GlobalLogic acknowledges that the export laws of the United States and any other applicable local export laws and regulations apply to Client Materials. GlobalLogic acknowledges and agrees: (a) that such export laws and regulations govern the use of the Client Materials; (b) to comply with all such export laws and regulations (including “deemed export” and “deemed re-export” regulations; (c) and no portion of the Client Materials will be exported, directly or indirectly, in violation of such laws and regulations (including the exposure of Client Materials to a listed prohibited or restricted person, or used for any purpose prohibited by such laws and regulations. GlobalLogic represents and warrants that GlobalLogic: (x) is not located in a country that is subject to a United States Government embargo and will not perform the Services in such country; or (y) is not listed on any United States Government list of prohibited or restricted persons or entities.

10.13 Use of Subcontractors. GlobalLogic may perform certain of its tasks or duties under a Statement of Work using one or more consultants or subcontractors. GlobalLogic shall remain solely responsible for the performance of the Services in accordance with the terms hereof by such consultants or subcontractors.

[END OF GENERAL TERMS AND CONDITIONS]

GlobalLogic Confidential and Proprietary Document
7.

EXHIBIT A

Rates and Pricing Policies

This Exhibit sets forth the applicable rates for the Services and GlobalLogic’s pricing policy as applicable to Rates, Hardware and Software, Expenses and any other incidental items:

Rates:

Pricing Terms

1.	These are loaded monthly FTE rates that include.

1.1.	GlobalLogic standard hardware and software

1.2.	Country specific holidays and vacation and other time off per GL HR policies.

1.3.	Charges for overtime will be mutually agreed upon between the Parties. If there is consistent over or under utilization of team members then we will jointly agree in a Statement of Work or Change Order to re-balancing of the team size, project specifications, deadlines, or SLAs.

2.	Additional Hardware and Software as needed by GlobalLogic to perform the Services as specifically instructed by Client will be charged as a pass through

3.	Pre-approved Short Term Travel will be charged as a pass through.

4.	‘Outlier Pricing’ for niche skills will be jointly discussed if needed.

5.	Volume discounts:

5.1. <20FTE: 0%

5.2. 21-49 FTE: 1.5%

5.3. >=50: 5%

	Experience			Volume Discount
GL Role	Level		Rates	21-49 FTEs >=50 FTEs
	(Years)	FTEs	Ukraine	1.5%	5.0%
Junior Engineer	0-1	4	$3,960	$3,901	$3,762
Engineer I	1-2	10	$4,860	$4,787	$4,617
Engineer II	2-4	15	$5,760	$5,674	$5,472
Sr Engineer I	4-6	10	$6,660	$6,560	$6,327
Sr Engineer II	6-8	7	$7,560	$7,447	$7,182
Principal Engineer I	8-10	3	$8,280	$8,156	$7,866
Principal Engineer II	10+	1	$8,910	$8,776	$8,465
Junior Analyst	0-1	3	$3,570	$3,516	$3,392
Analyst I	1-2	4	$4,250	$4,186	$4,038
Analyst II	2-4	3	$4,930	$4,856	$4,684
Senior Analyst I	4-6	2	$5,610	$5,526	$5,330
Senior Analyst II	6-8	1	$6,290	$6,196	$5,976
Principal Analyst I	8-10	0	$6,900	$6,797	$6,555
Principal analyst II	10+	0	$7,574	$7,460	$7,195

Total / Average*		63	$5,780	$5,693	$5,491

Eng*		46	$5,877	$5,789	$5,584
Test*		13	$4,616	$4,547	$4,385
Leadership*		4	$8,438	$8,311	$8,016

*	Note: The average blended rates are for information only.

GlobalLogic Confidential and Proprietary Document

Pricing Policies:

Hardware and Software: If, in connection with this Agreement, GlobalLogic is required to provide Client with a dedicated team of consultants, then, unless otherwise set forth in a Statement of Work, GlobalLogic will provide Client at no additional cost with standard hardware and software, including Internet connectivity to its off-shore team, in accordance with GlobalLogic’s then-current standard operating procedures as reflected in Exhibit F of this Agreement or in an applicable Statement of Work. Non-standard and project-specific materials including software and hardware not listed in Exhibit F or the applicable Statement of Work will be invoiced to the Client. Prior authorization from Client will be obtained by GlobalLogic before incurring any such expense.

Expenses: Travel expenses will include Client pre-approved travel and Client pre-approved Per Diem Rates for other living expenses as set forth a Statement of Work and Exhibit H, as applicable. Where a per diem is specified for expenses, per diem will be calculated based on number of days the employee travels to and from the location where Services are performed. The foregoing shall not apply to Services performed at GlobalLogic’s facilities.

Pricing Policies: Each Agreement will set forth one or more of the following rates applicable to Services performed by GlobalLogic there under:

Monthly Rate: If the Agreement or applicable Statement of Work refers to a monthly rate and the employee is allocated to the Client on a full-time basis, invoices will not be adjusted for Paid Time Off (PTO). Hours will be tracked and reported but will not apply to the invoice value unless an individual is assigned to the project for a partial month. For work during a partial month, the monthly rate will be prorated by multiplying the monthly rate by the number of days actually worked divided by twenty standard work days (Monthly Rate * Days Worked / 20).

Daily Rate: If a resource is assigned to a full-time project, a standard “Person Day” is any time worked over 4 hours at any location and will be invoiced as a full day. For example, some employees may be required to work flexible schedules whereby they work 15 hours one day and 5 hours the next to accommodate deadlines for the benefit of Client. Under this policy, Client will be invoiced for 2 days. Should the employee work 3 hours one day, that day will not be invoiced. Any time worked on a weekend or holiday will be billed as a normal working day. For purposes of calculation the Daily Rate, GlobalLogic shall presume its employee(s) shall work for forty (40) hours per week. Hourly Rate (Part-Time Resources Only): If the Agreement anticipates a part-time resource, the Statement of Work should specify an Hourly Rate to be applied to all hours worked.

Other Policies

Compensatory Time Off: GlobalLogic encourages its employees to work flexible hours to manage their work flow. If a GlobalLogic employee assigned to Client requires flexible hours that may interfere with the performance of the Services, GlobalLogic shall notify Client and both parties will use commercially reasonable efforts to ensure the Services are delivered timely.

Travel Time: If so required to perform the Services, Employees will be encouraged to travel on the weekends. If travel on weekends is possible, the Client will not be billed for travel time. If the employee is required to travel during week days, the Client will be billed accordingly.

Training Client shall bear the expense of the training provided to GlobalLogic employee(s) to provide the Services, which shall be billed to Client after prior mutual discussion and agreement before training is imparted to GlobalLogic employee(s).

GlobalLogic Confidential and Proprietary Document

EXHIBIT B

Resourcing Plan

The anticipated minimum headcounts are set forth below:

	Q3 2016	Q4 2016	Q1 2017	Q2 2017	Q3 2017
Headcount	21	21	21	21	21

GlobalLogic Confidential and Proprietary Document

EXHIBIT C

Reserved as place holder.

GlobalLogic Confidential and Proprietary Document

EXHIBIT D

Travel/Expense Policy

Short term travel (less than 2 months): For any short term onsite travel to/stay at Violin Memory, Violin Memory shall pay GlobalLogic the offshore rates plus travel related charges and Per Diem allowances as stated below.

Expense	Unit Cost	Comments
Per Diem (option1)	(Per Calendar Day) USA: USD 300 Europe: EUR 300	The per diem allowance covers accommodation, local transportation, gas, toll, parking, food, laundry, and phone charges outside office hours, internet connectivity from place of accommodation, visitor health insurance, etc.
Per Diem (option 2)	(Per Calendar Day) North America: USD 90 Europe: EUR 90

•       The per diem allowance covers local transportation, gas, toll, parking, food, laundry, and phone charges outside office hours, internet connectivity from place of accommodation, visitor health insurance, etc.

•       Accommodation will be charged at actuals in addition or can be arranged by Violin Memory

One time travel expenses per trip	Billed at actuals	Per round trip. This covers airfare, taxi to and from the airport and meals while traveling and other travel related expenses.

Long Term travel (More than 2 months): US immigration laws require that such team members be paid in the US, Costs will be discussed with Violin Memory on a case by case basis.

All travel shall be pre-approved by Violin Memory and GlobalLogic will use commercially reasonable efforts to follow Violin Memory’s travel policy.

GlobalLogic Confidential and Proprietary Document

EXHIBIT E

Performance Based Variable Pricing (Risk / Reward)

Performance based variable pricing (Risk/Reward) will be implemented based on the Risk Reward Framework described below:

1.	Risk Reward Framework

1.1.	GENERAL PROVISIONS

1.1.1.	Purpose and Scope. This Service Levels Agreement Schedule (this “SLA”) sets forth Provider’s (GlobalLogic’s) and Customer’s (Client’s) agreement with respect to the Services that Provider will provide in connection with its performance under the Agreement of which this SLA is a schedule. Any capitalized terms not otherwise defined in this SLA are defined in the Agreement. This SLA describes the level of service that Provider will provide in order to support the Services to Customer in the following areas (each, a “Performance Area”):

•	Lab-level KPIs

•	R&D KPIs

•	Technical Support KPIs

•	Professional Services KPIs

1.1.2.	Risk/Reward Model. This SLA applies to all Statements of Work (except as otherwise stated in the applicable Statement of Work) and is intended to: (1) give Provider financial incentives for meeting or exceeding Service Levels; and (2) provide financial disincentives for failing to achieve Service Levels, all as more fully set forth herein. Upon each anniversary of the Agreement, the Parties may mutually discuss and agree to revise the amounts for each Service Credit and Service Award and/or for the aggregate amounts of Service Credits and Service Awards earned during a reporting period.

1.1.3.	Measurement and Monitoring. Unless otherwise expressly set forth herein, Provider will be responsible for implementing the capability to measure, monitor and report its performance against the terms of this Service Levels Agreement Schedule. Operational reporting frequency and procedures shall be as set forth in Exhibit A, attached hereto, or as otherwise set forth in the applicable Statement of Work.

2.	DEFINITIONS

For purposes of this SLA, the following terms shall have the meanings ascribed to them below:

“Critical Service Level” means a Service Level that is designated as critical in Exhibit A or a Statement of Work.

“Force Majeure Event” means a default or delay which is caused, directly or indirectly, by: flood, earthquake, elements of nature or acts of God; wars, terrorist acts, riots, civil disorders, rebellions or revolutions in any country; or any other cause beyond the reasonable control of Provider.

“Minimum Standard” means the minimum standard of performance with respect to any given Service Level for purposes of determining whether Customer has earned a Service Credit, as set forth in Exhibit A or the applicable Statement of Work (and sometimes referred to as “Contractual Performance Level (Below Expectation)”). For the avoidance of doubt, the Minimum Standard does not refer to performance levels measured for operational purposes (sometimes referred to as “Operational Performance Level”).

“Prerequisites” means the conditions, requirements, dependencies and activities for which Provider is not responsible pursuant to the Agreement and which must exist or occur to enable Provider to achieve Service Levels, as set forth in the applicable Statement of Work or as otherwise agreed by the Parties. Additionally, the term Prerequisites includes in all cases: (1) Customer’s timely and sufficient provision of or access to all necessary equipment, supplies, Customer personnel or contractors, or other resources in connection with a specific Service Level; and (2) Customer’s reasonable cooperation and assistance where and as needed by Provider.

GlobalLogic Confidential and Proprietary Document

“Rating Scale” means the following scale for rating Provider’s performance against applicable Service Levels:

Rating	Meaning
Below Standard	With respect to a given Service Level, the Provider’s performance falls below the Minimum Standard for such Service Level, as set forth in the relevant Statement of Work.
Meets Standard	With respect to a given Service Level, Provider’s performance neither falls below the Minimum Standard nor meets or exceeds the Target Standard.
Exceeds Standard	With respect to a given Service Level, Provider’s performance exceeds the Target Standard for such Service Level, as set forth in the relevant Statement of Work.

“Service Award” means awards earned by Provider pursuant to 3.3.1.

“Service Credit” means credits earned by Customer pursuant to Section 3.2.1.

“Service Fees” means fees paid or payable to Provider pursuant to the Agreement in consideration for services rendered by Provider. For the avoidance of doubt, the term Service Fees excludes taxes, duties, export/import fees, customs duties, travel and entertainment expenses or any other reimbursable expense.

“Service Levels” means the service level requirements set forth in Exhibit A or a Statement of Work for that is subject to a Minimum Standard or Target Standard.

“SLA Report” has the meaning set forth in Section 3.1.1.

“Target Standard” means minimum standard of performance with respect to any given Service Level for purposes of determining whether Provider has earned Service Awards, as set forth in Exhibit A or the applicable Statement of Work (and sometimes referred to as “Contractual Performance Level (Exceed Expectation)”). For the avoidance of doubt, the Target Standard does not refer to performance levels measured for operational purposes (sometimes referred to as “Operational Performance Level”).

3.	PERFORMANCE STANDARDS

3.1.	REPORTING

3.1.1.	Frequency of Quarterly SLA Report. Commencing six months from the end of the month following the commencement of Services by Provider and on a quarterly basis thereafter, Provider will submit to Customer a report of its performance against all applicable Service Levels during the preceding three-month period utilizing the Rating Scale (the “Quarterly SLA Report”). The Quarterly SLA Report shall be due 10 days after the end of the relevant reporting period.

3.1.2.	Acceptance. The Quarterly SLA Report shall be deemed accepted by Customer in its entirety unless Customer notifies Provider within fifteen (15) days after Customer’s receipt of the SLA Report that such report is not accepted. Such notice shall specifically identify each performance rating disputed by Customer and shall set forth in detail Customer’s factual basis for disputing such rating, and Provider will reasonably cooperate with Customer in good faith, at no additional charge to Customer, to assist Customer in verifying the contents of such report. Any performance rating not specifically identified and disputed by Customer shall be deemed accepted by Customer. Ratings disputes shall be resolved in the steering committee meetings as mutually agreed upon between the parties.

3.2.	SERVICE CREDITS

3.2.1.	Statements of Work. Subject to the terms hereof,

3.2.1.1.	for each final “Below Standard” rating of Provider’s performance against Service Levels established within a Statement of Work, Customer may earn a Service Credit equal to one percent (1%) of quarterly Service Fees paid or payable by Customer for Services rendered by Provider during the relevant reporting period pursuant to such Statement of Work, except that quarterly Service Fees shall not be included in the calculation of Service Credits for any quarter in which the relevant Service Levels were not required to be measured; and

3.2.1.2.	In no event shall Service Credits available pursuant to this Section 3.2.1 exceed five percent (5%) of Service Fees paid or payable by Customer pursuant to the relevant Statement of Work during the relevant reporting period.

GlobalLogic Confidential and Proprietary Document

3.2.2.	Exhibit A. Subject to the terms hereof,

3.2.2.1.	For each final “Below Standard” rating of Provider’s performance against Service Levels established within Exhibit A, if any, Customer may earn a Service Credit equal to one percent (1%) of quarterly Service Fees paid or payable by Customer for Services rendered by Provider during the relevant reporting period pursuant to all Statements of Work.

3.2.3.	Aggregate Cap on Service Credits. In no event shall Service Credits available pursuant to Sections 3.2.1 and 3.2.2 in the aggregate (across all Services) exceed five percent (5%) of all Service Fees paid or payable by Customer for Services rendered during the relevant reporting period.

3.2.4.	No Carry-Forward; Anti-stacking. Under no circumstances shall Customer be entitled to carry forward any Service Credits earned in one reporting period to any future reporting period. Customer shall not be entitled to combine Service Credit caps available under multiple Statements of Work.

3.2.5.	Restrictions and Limitations. Notwithstanding anything to the contrary, Customer shall not be entitled to a Service Credit in the event the relevant “Below Standard” rating is attributable to the fault of Customer, a Force Majeure Event, or the failure of a Prerequisite.

3.2.6.	Except as may otherwise be expressly set forth in the Agreement, including Client’s ability to terminate the Agreement for cause, Service Credits shall constitute Customer’s sole and exclusive remedy and Provider’s sole liability for not meeting Service Levels. Provider’s failure to meet or exceed the Minimum Standard for a particular Service Level shall not constitute a breach of the Agreement or applicable Statement of Work, subject to Section 2.3 of the Agreement.

3.3.	SERVICE AWARDS

3.3.1.	Statements of Work. Subject to the terms hereof,

3.3.1.1.	for each final “Exceeds Standard” rating of Provider’s performance against Service Levels established within a Statement of Work, Provider may earn Service Award equal to one percent (1%) of quarterly Service Fees paid or payable by Customer for Services rendered by Provider during the relevant reporting period pursuant to such Statement of Work, except that quarterly Service Fees shall not be included in the calculation of Service Credits for any quarter in which the relevant Service Levels were not required to be measured; and

3.3.1.2.	In no event shall Service Awards available pursuant to this Section 3.3.1 exceed five percent (5%) of Service Fees paid or payable by Customer pursuant to the relevant Statement of Work during the relevant reporting period.

3.3.2.	Exhibit A. Subject to the terms hereof,

3.3.2.1.	For each final “Exceeds Standard” rating of Provider’s performance against Service Levels established within Exhibit A, if any, Provider may earn a Service Award equal to one percent (1%) of quarterly Service Fees paid or payable by Customer for Services rendered by Provider during the relevant reporting period pursuant to all Statements of Work.

3.3.3.	Aggregate Cap on Service Awards. In no event shall Service Awards available pursuant to Sections 3.3.1 and 3.3.2 in the aggregate (across all Services) exceed five percent (5%) of all Service Fees paid or payable by Customer for Services rendered during the relevant reporting period.

3.3.4.	No Carry-Forward; Anti-stacking. Under no circumstances shall Customer or Provider be entitled to carry forward any Service Awards earned in one reporting period to any future reporting period. Provider shall not be entitled to combine Service Awards caps available under multiple Statements of Work.

GlobalLogic Confidential and Proprietary Document

3.4.	CRITICAL PERFORMANCE LEVEL

3.4.1.	A failure to achieve Critical Performance Level shall be deemed to have occurred only under the following circumstances:

3.4.1.1.	Provider receives three (3) consecutive and final “Below Standard” ratings of its performance against the same Critical Service Level; or

3.4.1.2.	Provider receives three (3) final “Below Standard” ratings of its performance against the same Critical Service Level during any rolling four-quarter period;

3.4.2.	Notwithstanding anything to the contrary, any “Below Standard” rating that is attributable to the fault of Customer, a Force Majeure Event, or the failure of a Prerequisite shall not be considered for purposes of determining whether a failure to achieve Critical Performance Level has occurred.

GlobalLogic Confidential and Proprietary Document

EXHIBIT F

GlobalLogic Standard Hardware/ Software/ Facilities and Network infrastructure

(included in rates)

Local Development Environment

1. Infrastructure. Subject to the terms hereof, GlobalLogic will provide infrastructure for Team Members as set forth in the table below.

Category	Description	Charges
Communication	Standard communication infrastructure including regular email, file transfer and voice services.

The following communication infrastructure is included at no additional cost:

Voice services: Each employee has access to voice services for placing and receiving official calls.

Audio Conference Bridge: Each project team has access to reservation less Conference Bridge for conference calls.

Video Conference Calls: Each major delivery center is equipped with Video Conferencing Facility and is available to Team Members at no additional cost. Client is solely responsible for providing Video Conferencing Equipment at its premises and adequate connectivity to GlobalLogic’s network.

Fax and Printers: Fax machines and printers are conveniently located and available to all Team Members.

VoIP: GlobalLogic provides extensive support for VoIP to facilitate efficient international calls.

	VPN services over a shared communication link between GlobalLogic and Client	Included at no additional charge. Client is solely responsible for providing connectivity between its facilities and the VPN.
Any other communication infrastructure such as dedicated internet connection/MPLS with guaranteed bandwidth, latency and uptime

Additional costs to Client will apply and will be determined based on specific requirements agreed upon in writing by the Parties.

Should Client desire an MPLS, Client must provide at least 60 days’ advance written notice to GlobalLogic. All costs associated with MPLS will be billed to Client at GlobalLogic’s actual cost.

Capital Equipment

Standard Desktop for Windows - Intel i5 2.4 GHz/4GB+RAM/160GB HDD/Windows 7 (Prof Edition) 19” LCD

or

Standard for MAC -

MacMini with 2.3GHz dual-core Intel Core i5 / 4+GB RAM / 160 GB HDD / Snow Leopard

Provided to Developers at no additional cost to Client (MAC Desktops are provided only to IOS Developers and UX Designers). Every additional Windows Desktop and MAC Desktop requested by Client for use by Team Members shall be charged at $70 and $100 per month, respectively.
	Standard Laptop for Windows - Intel® i5 2.4 GHz/4GB+ RAM/120GB HDD/Windows 7 (Prof Edition)	Provided to Lead Engineer II*, Lead Analyst II* & Engineering Manager at no additional cost to Client (MAC Laptops are provided only to IOS Developers and UX Designers). Every additional Windows and MAC laptop requested by Client for use by Team Members shall be charged at the rates of $70 and $100 per month, respectively.

GlobalLogic Confidential and Proprietary Document

or Standard Laptop for MAC - 2.4GHz dual-core Intel Core i5 / 2+GB RAM / 160 GB HDD / Snow Leopard
	Standard Server – VM Xeon Processor 2.4 GHz/4GB RAM/160GB HDD	1 VM server for every 5 offshore Team Members is included in the base rate; every additional VM server shall be charged at $150 per month and software cost additional at GlobalLogic’s actual cost.
	Any other capital or software expenditure	Billed to Client at GlobalLogic’s cost.
Hosting	Servers hosted on behalf of client partner at GlobalLogic offshore facility (in excess of 1 server every 5 Team Members)	$150 per server (up to 2 rack U size) per month.

2. Standard Software. Subject to the terms hereof, the standard software included with each workstation type provided by GlobalLogic is listed below:

Standard Software (Desktop)	Standard Software (Laptop)
Adobe Acrobat Reader	Adobe Acrobat Reader
SSH / telnet clients (Putty)	SSH / telnet clients (Putty)
Mozilla Firefox, Internet Explorer, Chrome	Mozilla Firefox, Internet Explorer, Chrome
Microsoft Office Standard (Project Managers and above only)
Skype	Skype
.NET Framework	.NET Framework
JDK	JDK
Filezilla, SFTP	Filezilla, SFTP
7-Zip	7-Zip
Tortoise Sub Version SVN	Tortoise Sub Version SVN
Cisco VPN client, Juniper SSL-VPN Host Checker
AV – Symantec	AV – Symantec
Google Apps Video Plug-in	Google Apps Video Plug-in
Managesoft	Managesoft
Softphone Zoiper	Softphone Zoiper
PDF Converter	PDF Converter

3. Additional Software. In addition to providing the software set forth in Section 2 above, GlobalLogic will, at no additional cost to Client and subject to the terms hereof, make available the software listed below for applicable Team Members upon written request by Client, as needed to fulfill the requirements under the SOW:

Additional Software
Laptops/Desktops	MS Project (1 per team of 10) MS Visio (1 per team of 10)
.NET Developers	Visual Studio Professional Edition (one license/desktop) SQL Server Developer Edition (one license/desktop)
iPhone and MAC Developers	OSX
JAVA Developers	My Eclipse

GlobalLogic Confidential and Proprietary Document

4. Server Software. Subject to the terms hereof, GlobalLogic will provide, at no additional cost to Client, one VM server per five engineers on a project. The standard VM server is provided with the following server OS as needed to satisfy project requirements:

Server Software
Windows	Windows Server Standard Edition
Linux	CentOS, Ubuntu (free versions)

GlobalLogic Confidential and Proprietary Document

EXHIBIT G

EXPECTED TIMEFRAMES

Violin Memory and GlobalLogic will endeavor to support the following timeframes to the best of their abilities:

Event / Activity	Timeframe
Conduct Planning session	June 10th, 2016
Complete Detailed Implementation Plan* Complete team structure and Client to provide job descriptions	June 15th, 2016
Complete contract	June 15th, 2016
Agree on Risk Reward framework and base KPIs	October 30th, 2016
Start initial team ramp up	July 1st, 2016

*	In addition Violin Memory and GlobalLogic will support the dates outlined in the Implementation Plan to the best of their abilities.

For clarity and the avoidance of doubt, the times described in this Exhibit G are nonbinding.

GlobalLogic Confidential and Proprietary Document

EXHIBIT H

PERSONNEL AND BACKGROUND CHECK REQUIREMENTS

1. GlobalLogic will conduct background checks on its employees, agents, or subcontractors (collectively, “Personnel”) that conform with the following requirements and procedures:

a. To the extent permitted by the law where Personnel performs the Services, GlobalLogic will require all Personnel candidates to successfully complete a background check (that complies with the requirements below) and drug screening as a condition of employment or contract.

b. Background Checks shall include screening for the following information (to the extent permitted by the laws where Personnel perform the Services):

1. A conviction (felony or misdemeanor) within the previous 7 years for a crime involving violent behavior (any job position);

2. An outstanding bench warrant or outstanding arrest warrants (any job position);

3. A conviction (felony or misdemeanor) within the previous 7 years for a crime involving some element of deceitfulness, untruthfulness or falsification bearing on the new hire’s propensity to be truthful and honest (generally referred to as crimen falsi), including, but not limited to: crimes such as theft, burglary and check fraud (a job position with access to company bank accounts, company checks, company funds, consumer credit card information, access to inventory, or similar information);

4. A conviction (felony or misdemeanor) within the previous 7 years for a crime involving driving under the influence, reckless/aggressive driving, or vehicular homicide (a job that involves driving a company-owned vehicle or a private vehicle on company business);

5. A Consumer Report Investigation (CRI) and/or an Investigative Consumer Report (ICR); and

6. The “denied persons” consolidated screening list issued by the United States Department of Commerce.

e. GlobalLogic shall require all employees, as a condition of employment, to successfully complete a drug screening at least once per year or within three days of an offer of employment for new employees.

f. GlobalLogic will perform background checks once every 24 months on all current Personnel performing the Services.

2. GlobalLogic shall not permit any employee that fails to meet the standards in this Exhibit H to perform the Services.

GlobalLogic Confidential and Proprietary Document